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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Prospectus of this Amendment No. 1 to the Registration Statement on Form S-4 (Registration Statement No. 333-131047) being filed by JAG Media Holdings, Inc. (the "Company") of our report dated November 7, 2005, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, on the consolidated financial statements of the Company and its subsidiaries as of July 31, 2005 and for the fiscal years ended July 31, 2005 and 2004. We also consent to the related reference to our firm under the caption "Experts" in the Prospectus included in this Registration Statement.



                                                  /s/ J.H. Cohn LLP

Roseland, New Jersey
March 15, 2006